Exhibit 15.1

November 5, 2013

IDACORP, Inc.
Idaho Power Company
Boise, Idaho

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of IDACORP, Inc. and subsidiaries and Idaho Power Company and subsidiary for the three-month and nine-month periods ended September 30, 2013, and 2012, as indicated in our reports dated November 5, 2013; because we did not perform audits, we expressed no opinions on that information.

We are aware that our reports referred to above, which are included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, are incorporated by reference in Registration Statement Nos. 333-178124 and 333-188768 on Form S-3 and Registration Statement Nos. 333-65406, 333-125259, 333-143404, and 333-159855 on Form S-8 of IDACORP, Inc. and Registration Statement No. 333-188768-01 on Form S-3 and Registration Statement No. 333-66496 on Form S-8 of Idaho Power Company.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Boise, Idaho